Exhibit 3.2

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

GEOTAG INC.

GEOTAG INC., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The name of the corporation is GEOTAG INC. The original Certificate of Incorporation of this corporation was filed with the Secretary of State of the State of Delaware on July 16, 2010.

2. This Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors and stockholders of the corporation in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

3. The text of this corporation’s existing Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

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ARTICLE 1: NAME

The name of this corporation is GEOTAG INC. (the “Corporation”).

ARTICLE 2: REGISTERED OFFICE

The registered office of the Corporation shall be located at 3500 South Dupont Highway, Dover, Delaware 19901, in the County of Kent. The name of its registered agent at such address is USA Corporate Services Inc. The Corporation may have such other offices, either within or without the State of Delaware, as the Board of Directors of the Corporation (the “Board of Directors”) may designate or as the business of the Corporation may from time to time require.

ARTICLE 3: PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended from time to time.

ARTICLE 4: CAPITAL STOCK

The total number of shares of all classes of stock which the Corporation shall have authority to issue is 280,000,000 shares, consisting of (a) 275,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), and (b) 5,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).

The designations, preferences, privileges, rights and voting powers and any limitations, restrictions or qualifications thereof, of the shares of each class are as follows:

(a) Common Stock.

1. Voting. Subject to the rights of any holders of any class of Preferred Stock which may from time to time come into existence and which are then outstanding, the holder of each share of Common Stock shall have the right to one vote for each such share, and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

2. Dividends. Subject to the rights of any holders of any class of Preferred Stock which may from time to time come into existence and which are then outstanding, the holders of the Common Stock shall be entitled to the payment of dividends when and as declared by the Board of Directors out of funds legally available therefor and to receive other distributions from the Corporation, including distributions of contributed capital, when and as declared by the Board of Directors. Any dividends declared by the Board of Directors to the holders of the then outstanding shares of Common Stock shall be paid to the holders thereof pro rata in accordance with the number of shares of Common Stock held by each such holder as of the record date of such dividend fixed by the Board of Directors.

3. Liquidation, Dissolution or Winding Up. Subject to the rights of any holders of any class of Preferred Stock which may from time to time come into existence and which are then outstanding, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding shares of Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder.

(b) Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors (or any committee to which it may duly delegate the authority granted in this Section (b) of Article 4) is hereby empowered to authorize the issuance from time to time of shares of Preferred Stock in one or more series, for such consideration and for such corporate purposes as the Board of Directors may from time to time determine, and by filing a certificate pursuant to applicable law of the State of Delaware (hereinafter referred to as a “Preferred Stock Designation”), as it presently exists or may hereafter be amended, to establish from time to time for each such series the number of shares to be included in each such series and to fix the designations, powers, rights and preferences of the shares of each such series, and the qualifications, limitations and restrictions thereof to the fullest extent now or hereafter permitted by this Amended and Restated Certificate of Incorporation and the laws of the State of Delaware, including, without limitation, voting rights (if any), dividend rights, dissolution rights, conversion rights, exchange rights and redemption rights thereof, as shall be stated and expressed in a resolution or resolutions adopted by the Board of Directors (or such committee thereof) providing for the issuance of such series of Preferred Stock. Each series of Preferred Stock shall be distinctly designated. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

(i) The designation of the series, which may be by distinguishing number, letter or title.

(ii) The number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding).

(iii) The amounts payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative.

(iv) Dates at which dividends, if any, shall be payable.

(v) The redemption rights and price or prices, if any, for shares of the series.

(vi) The terms and amount of any sinking fund provided for the purchase or redemption of shares of the series.

(vii) The amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(viii) Whether the shares of the series shall be convertible into or exchangeable for shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made.

(ix) Restrictions on the issuance of shares of the same series or of any other class or series.

(x) The voting rights, if any, of the holders of shares of the series.

Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

ARTICLE 5: TERM OF EXISTENCE

The Corporation shall have perpetual existence.

ARTICLE 6: DIRECTORS

The number of directors shall be determined in the manner provided in the Bylaws of the Corporation. Subject to the rights of any holders of any class of Preferred Stock which may from time to time come into existence and which are then outstanding, the Board of Directors of the

Corporation shall be divided into three classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. To the extent practicable, the Board of Directors shall assign an equal number of directors to Class I, Class II and Class III. At the first annual meeting of stockholders after the filing of this Amended and Restated Certificate of Incorporation, the terms of the Class I directors shall expire and Class I directors shall be elected for a full term of office to expire at the third succeeding annual meeting of stockholders after their election. At the second annual meeting of stockholders, the terms of the Class II directors shall expire and Class II directors shall be elected for a full term of office to expire at the third succeeding annual meeting of stockholders after their election. At the third annual meeting of stockholders, the terms of the Class III directors shall expire and Class III directors shall be elected for a full term of office to expire at the third succeeding annual meeting of stockholders after their election. At each succeeding annual meeting of stockholders, directors elected to succeed the directors of the class whose terms expire at such meeting shall be elected for a full term of office to expire at the third succeeding annual meeting of stockholders after their election. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class.

Notwithstanding the foregoing provisions of this Article 6, each director shall serve until such director’s successor is duly elected and qualified or until such director’s death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

ARTICLE 7: SPECIAL MEETINGS OF STOCKHOLDERS

Subject to the rights of any holders of any class of Preferred Stock which may from time to time come into existence and which are then outstanding, special meetings of stockholders for the transaction of such business as may properly come before the meeting may only be called by order of the Chairman of the Board of Directors, the Board of Directors (pursuant to a resolution adopted by a majority of the total number of directors that the Corporation would have if there were no vacancies) or the President of the Corporation, and shall be held at such date and time, within or without the State of Delaware, as may be specified by such order. If such order fails to fix such place, the meeting shall be held at the principal executive offices of the Corporation.

ARTICLE 8: AMENDMENT OF CERTIFICATE OF INCORPORATION

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware as they presently exist or may hereafter be amended, subject to any limitations contained elsewhere in this Amended and Restated Certificate of Incorporation, the Corporation may adopt, amend or repeal this Amended and Restated Certificate of Incorporation; provided that Articles 4(b), 6, 7, 8, and 9 of this Amended and Restated Certificate of Incorporation may only be amended or repealed by the affirmative vote of the holders of record of no less than 66 2/3% of the issued and outstanding shares of the capital stock of the Corporation entitled to vote at the meeting, present in person or by proxy.

ARTICLE 9: AMENDMENT OF BYLAWS

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to make, alter and repeal the Bylaws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal the Bylaws under applicable law as it presently exists or may hereafter be amended. Stockholders of the Corporation are authorized to make, alter and repeal the Bylaws of the Corporation only pursuant to Article XIV of the Bylaws of the Corporation. No Bylaw hereafter legally adopted, amended, altered or repealed shall invalidate any prior act of the directors or officers of the Corporation that would have been valid if such Bylaw had not been adopted, amended, altered or repealed.

ARTICLE 10: LIMITATION OF DIRECTORS’ LIABILITY

A director of the Corporation shall not be personally liable either to the Corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment or modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

ARTICLE 11: INDEMNIFICATION

The Corporation shall indemnify and may advance expenses to its officers and directors to the fullest extent permitted by law from time to time in effect. Without limiting the generality of the foregoing, the bylaws of the Corporation may provide for indemnification and advancement of expenses to the Corporation’s officers, directors, employees and agents on such terms and conditions as the Board of Directors may from time to time deem appropriate or advisable, provided that such bylaws do not diminish the rights of officers and directors to indemnification and advancement of expenses.

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IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed as of this              day of                     , 2010.

Antony Norris
President